Exhibit 5.1
[JONES DAY LETTERHEAD]
June 8, 2009
Flowers Foods, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757
                    Re:     Registration on Form S-8 Filed by Flowers Foods, Inc.
Ladies and Gentlemen:
     We have acted as counsel for Flowers Foods, Inc., a Georgia corporation (the “Company”), in connection with the addition of 4,000,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share, to the Flowers Foods, Inc. 2001 Equity and Performance Incentive Plan, as amended and restated as of April 1, 2009 (the “Plan”).
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with the Plan and such agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.
     The opinion expressed herein is limited to the laws of the State of Georgia, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day
Jones Day